                         CERTIFICATE OF INCORPORATION

                                      OF

                           DiFeo Partnership X, Inc.


         THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for such corporation:



                                   ARTICLE I

         The name of the corporation is DiFeo Partnership X, Inc. (the "Corporation").

                                  ARTICLE II

                          REGISTERED OFFICE AND AGENT

         The address of the Corporation's registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

         The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

         3. Authorized Shares. The aggregate number of shares of capital stock which the corporation shall have authority to issue is one hundred (100) shares, par value $.01 per share. All of such shares shall be common stock of the corporation. Unless specifically provided otherwise herein, the holders of such shares shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate.

                                   ARTICLE V

                              BOARD OF DIRECTORS

         The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation, and the following person shall thereupon serve as directors of the corporation until the first annual meeting of stockholders or until their successors are duly elected and qualified:

         Name                                    Address
         ----                                    -------
Marshall S. Cogan                       153 East 53rd Street
                                        Suite 5901
                                        New York, NY  10022

Frederick Marcus                        153 East 53rd Street
                                        Suite 5900
                                        New York, NY  10022

Ezra P. Mager                           153 East 53rd Street
                                        Suite 5900
                                        New York, NY  10022



                                  ARTICLE VI

                 PREEMPTIVE RIGHTS DENIED; NO CUMULATIVE VOTE

         No holder of any share of any class or series of the Corporation's capital stock shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation or any class or series now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation. Cumulative voting by the holders of any class and of any series of any such class of the stock of the Corporation at any election of directors of the Corporation is hereby prohibited.

                                  ARTICLE VII

                                   DURATION

         The Corporation shall have perpetual existence.

                                 ARTICLE VIII

                          ARRANGEMENT WITH CREDITORS

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequences of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  ARTICLE IX

                 ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS

         To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same presently exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such repeal of modification.

                                   ARTICLE X

                                INDEMNIFICATION

         The Corporation shall indemnify and advance expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended; provided, however, that the Corporation shall be required to indemnify a director or officer in connection with a proceeding initiated by such director or officer only if such action, suit or proceeding is authorized by the Board of Directors of the Corporation.

                                  ARTICLE XI

                                 MISCELLANEOUS

         Election of directors need not be by written ballot. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as otherwise provided by law. In furtherance and not in limitation of the powers conferred by statue, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                  ARTICLE XII

                                 SEVERABILITY

         If any provisions contained in this Certificate of Incorporation shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate the entire Certificate of Incorporation or any other provisions hereof. Such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable and if no such modification shall render it valid and enforceable, then the Certificate of Incorporation shall be construed as if not containing such provision.

                                 ARTICLE XIII

                                 INCORPORATOR

         The name and address of the incorporator is as follows:

                                            Michael D. Cavalier, Esq.
                                            Akin, Gump, Hauer & Feld, L.L.P.
                                            4100 First City Center
                                            1700 Pacific Avenue
                                            Dallas, TX  75201

         IN WITNESS WHEREOF, the incorporator has executed this Certificate of Incorporation on this the 21st day of August, 1992.

                                            INCORPORATOR

                                            /s/Michael D. Cavalier
                                            Michael D. Cavalier

            CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
                           AND OF REGISTERED AGENT



It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is

                           DIFEO PARTNERSHIP X, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 32 Loockerman Square, Suite L-100, City of Dover 19901, County of Kent.

3. The registered agent of the corporation within the State of Delaware is hereby changed to The Prentice-Hall Corporation System, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on 3/16, 1994





                                             /s/ E. P. Mager
                                             ------------------------------
                                             Ezra P. Mager, President



Attest:



/s/ Tambra S. King
--------------------------------
Tambra S. King, Asst. Secretary